Exhibit 10.2

WARRANT EXTENSION AGREEMENT

This Warrant Extension Agreement (this "Agreement") is entered into as of November 3, 2026 (the "Effective Date"), by and between SUPA Consolidated Inc. (formerly known as Tribal Rides International Corp.), a Nevada corporation (the "Company"), and AJB Capital Investments, LLC, a Delaware limited liability company (the "Holder").

RECITALS

A.  The Company issued to the Holder (i) a Common Stock Purchase Warrant dated May 23, 2023 to purchase up to 750,000 shares of the Company's common stock (the "May 2023 Warrant"), and (ii) a Common Stock Purchase Warrant dated August 7, 2023 to purchase up to 2,000,000 shares of the Company's common stock (the "August 2023 Warrant" and, together with the May 2023 Warrant, the "Warrants"), each in connection with the Securities Purchase Agreement dated November 10, 2021 between the Company and the Holder (the "Purchase Agreement" or "Securities Purchase Agreement"), and the promissory note(s) issued by the Company to the Holder (the "Notes").

B.  Pursuant to the letter agreement between the Company and the Holder dated August 7, 2023 (the "August 2023 Letter Agreement"), the exercise price of each warrant previously issued to the Holder was amended to $0.05 per share

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C.  The Company and the Holder desire to extend the expiration date of each Warrant by five (5) years, as set forth herein, pursuant to Section 9 of each Warrant.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Extension of Expiration Dates. The Exercise Period of each Warrant is hereby extended such that (a) the May 2023 Warrant shall expire at 5:00 p.m. Eastern Time on May 23, 2033, and (b) the August 2023 Warrant shall expire at 5:00 p.m. Eastern Time on August 7, 2033. All references in each Warrant to the expiration of the Exercise Period (including the "five-year anniversary" of the Issuance Date) shall be deemed to refer to the applicable date set forth in this Section 1.

2.  Exercise Price. The parties acknowledge and agree that, pursuant to the August 2023 Letter Agreement, the Exercise Price of each Warrant is $0.05 per share, subject to further adjustment as provided in such Warrant.

3.  No Other Changes; Cashless Exercise. Except for the extension of the expiration date set forth in Section 1, all terms and conditions of each Warrant remain unchanged and in full force and effect, including, without limitation, the Holder's right to exercise each Warrant, in whole or in part, by means of a cashless exercise pursuant to Section 1(a) of such Warrant. Except for the extension of the expiration dates expressly set forth herein, nothing herein shall amend, modify, waive or otherwise change any of the other terms and conditions of the Notes, the Securities Purchase Agreement, or the Warrants, all of which remain in full force and effect. The Company hereby ratifies and confirms each Warrant, as amended hereby.

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4.   Representations of the Company. The Company represents and warrants to the Holder that: (a) the Company has all requisite corporate power and authority to enter into and perform this Agreement, and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action; (b) this Agreement and each Warrant, as amended hereby, constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms; and (c) the Company has reserved, and shall continue to maintain, out of its authorized and unissued common stock, the number of shares required to be reserved under Section 4 of each Warrant.

5.  Amendment under Section 9. This Agreement constitutes a written amendment of each Warrant executed by the Company and the Holder pursuant to Section 9 of each Warrant.

6.    Reservation of Rights; No Waiver. Nothing in this Agreement shall constitute a waiver, release, amendment or modification of any right, remedy, claim or obligation of the Holder or the Company under the Purchase Agreement (including, without limitation, Section 4(p) thereof), the promissory note issued thereunder, any letter agreement, or any other Transaction Document, all of which are expressly reserved and remain in full force and effect.

7.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws. Any dispute arising under or relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in the State of New York, consistent with the Warrants.

8.   Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by facsimile, PDF or other electronic means (including DocuSign or similar services) shall be deemed original signatures for all purposes.

9.   Miscellaneous. Capitalized terms used but not defined herein have the meanings given in the applicable Warrant. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:		HOLDER:
SUPA CONSOLIDATED INC.		AJB CAPITAL INVESTMENTS, LLC
(f/k/a Tribal Rides International Corp.)		By: AJB Capital Managers LLC, its Manager

By:	/s/ Anna Goldenberg	By:	/s/ Ari Blaine
Name	Anna Goldenberg	Name:	Ari Blaine
Title	CEO, DIRECTOR	Title:	Manager

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